Exhibit 99.3

OLYMPIC STEEL, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information (“Pro Forma Information”) is based on the historical consolidated financial information of Olympic Steel, Inc. (“we” or “Olympic”), which is included in Olympic’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the three months ended March 31, 2011, and the financial information of Chicago Tube and Iron Company (“CTI”), which is included in Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A, and has been prepared to reflect the acquisition of all of the outstanding common stock of CTI by Olympic (the “Acquisition”).

The unaudited pro forma combined balance sheet combines the historical balance sheets of Olympic as of March 31, 2011 and of CTI as of February 28, 2011, giving effect to the acquisition as if it had been consummated on March 31, 2011. The unaudited pro forma combined statements of earnings combine the historical income statements for Olympic and CTI, giving effect to the acquisition as if it had been consummated on January 1, 2010. The historical financial information of Olympic for the three months ended March 31, 2011 and of CTI for the three months ended February 28, 2011 is unaudited. The historical financial information of Olympic for the year ended December 31, 2010 and of CTI for the twelve months ended November 30, 2010 is derived from the audited financial statements of Olympic and CTI, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued by Olympic to CTI’s stockholders in connection with the acquisition and the effect of debt financing necessary to complete the transaction. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Current Report on Form 8-K/A. For purposes of this pro forma financial information, Olympic has made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on various estimates of their fair value. These pro forma purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information and are subject to revision based on a final determination of fair value. Final determinations of fair value may differ materially from those presented herein. The unaudited pro forma combined statements of earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on combined results, such as increased depreciation and amortization expense on acquired assets.

The unaudited pro forma combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from integration activities. Therefore, the actual amounts reflected in our statement of unaudited combined operations may differ materially from the information presented in the accompanying pro forma financial statements.

The unaudited pro forma combined financial statements also reflect the impact of Olympic’s debt financing necessary to complete the Acquisition of approximately $154.9 million (see Note (f) to the unaudited pro forma combined statements of operations for discussion of the assumed interest rates). However, it does not reflect any other changes that might occur regarding Olympic’s capital structure.

Certain amounts in the historical CTI financial statements have been reclassified to conform to Olympic’s financial statement presentation. Management expects that there could be additional reclassifications. Based on Olympic’s review of CTI’s summary of significant accounting policies disclosed in CTI’s financial statements, the nature and amount of any adjustments to the financial statements of CTI to conform their accounting policies to those of Olympic are not expected to be significant. Further review of CTI’s accounting policies and financial statements may result in required revisions to CTI’s policies to conform to those of Olympic.

The unaudited pro forma combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined companies’ financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma combined information does not purport to project the future financial position or operating results of the combined company.

OLYMPIC STEEL, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2011

	Chicago Tube & Iron	Chicago Tube & Iron	Chicago Tube & Iron		Chicago Tube & Iron
	(in thousands)
	Olympic Steel, Inc.	Chicago Tube & Iron	Pro Forma		Pro Forma
	March 31, 2011	February 28, 2011	Adjustments		Combined

Assets
Cash and cash equivalents	$2,604	$6,934	$(5,000	)(j)	$4,538
Investment securities	—	8,572	—		8,572
Accounts receivable, net	136,904	23,963	—		160,867
Inventories	198,910	28,631	1,153	(c)	242,161
			13,467	(d)
Income taxes receivable and deferred	3,123	639	—		3,762
Assets held for sale	—	1,159	778	(h)	1,937
Prepaid expenses and other	4,970	224	—		5,194

Total current assets	346,511	70,122	10,398		427,031

Property and equipment, net	122,599	48,640	2,113	(e)	173,352
Goodwill	7,083	—	40,094	(b)	47,177
Other intangibles	—	—	36,757	(f)	36,757
Other long-term assets	5,467	2,454	4,071	(j)	11,914
			(78	)(g)

Total assets	$481,660	$121,216	$93,355		$696,231

Liabilities
Accounts payable	$98,927	$9,337	$—		$108,264
Current maturities of long-term debt	—	730	—		730
Accrued payroll	6,726	—	2,962	(a)	9,688
Other accrued liabilities	10,561	7,944	(2,962	)(a)	29,374
			3,709	(i)
			4,071	(j)
			6,051	(k)

Total current liabilities	116,214	18,011	13,831		148,056

Credit facility revolver	80,940	—	84,856	(j)	165,796
Other long-term debt	—	5,880	70,000	(j)	75,880
Interest rate swap settlement	—	489	—		489
Other long-term liabilities	6,410	—	1,476	(a)	7,886
Deferred compensation	—	1,476	(1,476	)(a)	—
Deferred income taxes	6,165	8,492	15,245	(k)	29,902

Total liabilities	209,729	34,348	183,932		428,009

Shareholders’ Equity
Preferred stock	—	—	—		—
Common stock	119,164	2	(2	)(l)	119,164
Additional paid-in capital	—	2,081	(2,081	)(l)	—
Accumulated other comprehensive loss	—	(304)	304	(l)	—
Retained earnings	152,767	85,089	(85,089	)(l)	149,058
			(3,709	)(i)

Total shareholders’ equity	271,931	86,868	(90,577)		268,222

Total liabilities and shareholders’ equity	$481,660	$121,216	$93,355		$696,231

The accompanying notes are an integral part of the Pro Forma Information.

OLYMPIC STEEL, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2010

	Chicago Tube & Iron	Chicago Tube & Iron	Chicago Tube & Iron		Chicago Tube & Iron
	(in thousands, except per share data)
	Olympic Steel, Inc. Twelve Months Ended December 31, 2010	Chicago Tube & Iron Twelve Months Ended November 30, 2010	Pro Forma Adjustments		Pro Forma Combined

Net sales	$805,043	$183,267	$(847	)(a)	$987,463
Costs and expenses
Cost of materials sold (excludes items shown separately below)	650,398	135,583	847	(a)	787,981
			1,153	(b)
Warehouse and processing	51,478	8,957	(4,570	)(a)	55,865
Administrative and general	39,233	19,886	(560	)(a)	56,437
			889	(c)
			(3,011	)(d)
Distribution	19,407	6,729	(15	)(a)	26,121
Selling	19,802	4,931	—		24,733
Occupancy	5,320	—	1,613	(a)	6,933
Depreciation	13,303	—	3,582	(a)	17,573
			688	(e)
Loss on sale of property, plant, and equipment	—	39	(39	)(a)	—

Total costs and expenses	798,941	176,124	577		975,642

Operating income	6,102	7,142	270		13,514
Interest expense (income) and other expense on debt, net	2,305	(28)	4,308	(f)	7,399
			814	(g)
Other income (expense)	—	(169)	11	(a)	(158)

Income before income taxes	3,797	7,001	(4,841)		5,957
Income tax provision	1,665	2,864	(1,903	)(h)	2,626

Net income	$2,132	$4,137	$(2,938)		$3,331

Earnings per share:
(i) Net income per share attributable to OSI shareholders - basic	$0.20				$0.31

(i) Weighted average shares outstanding - basic	10,905				10,905

(i) Net income per share attributable to OSI shareholders - diluted	$0.20				$0.31

(i) Weighted average shares outstanding - diluted	10,918				10,918

The accompanying notes are an integral part of the Pro Forma Information.

OLYMPIC STEEL, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2011

	Chicago Tube & Iron	Chicago Tube & Iron	Chicago Tube & Iron		Chicago Tube & Iron
	(in thousands, except per share data)
	Olympic Steel, Inc. Three Months Ended March 31, 2011	Chicago Tube & Iron Three Months Ended February 28, 2011	Pro Forma Adjustments		Pro Forma Combined

Net sales	$294,381	$52,227	$(249	)(a)	$346,359
Costs and expenses
Cost of materials sold (excludes items shown separately below)	230,962	38,389	249	(a)	269,600
Warehouse and processing	15,590	2,145	(1,257	)(a)	16,478
Administrative and general	13,211	5,930	(140	)(a)	17,973
			222	(c)
			(1,250	)(d)
Distribution	6,208	1,795	(87	)(a)	7,916
Selling	5,804	1,456	—		7,260
Occupancy	1,826	—	506	(a)	2,332
Depreciation	3,467	—	981	(a)	4,620
			172	(e)

Total costs and expenses	277,068	49,715	(604)		326,179

Operating income	17,313	2,512	853		20,678
Interest expense and other expense on debt, net	805	66	1,041	(f)	2,116
			204	(g)
Other income (expense)	—	(2)	3	(a)	1

Income before income taxes	16,508	2,444	(389)		18,563
Income tax provision	6,185	977	(153	)(h)	7,009

Net income	$10,323	$1,467	$(236)		$11,554

Earnings per share:
(i) Net income per share attributable to OSI shareholders- basic	$0.94				$1.06

(i) Weighted average shares outstanding - basic	10,935				10,935

(i) Net income per share attributable to OSI shareholders - diluted	$0.94				$1.06

(i) Weighted average shares outstanding - diluted	10,945				10,945

The accompanying notes are an integral part of the Pro Forma Information.

Notes to Unaudited Pro Forma Combined Financial Information

(dollars in millions)

Note 1. Basis of Presentation

On July 1, 2011, we completed the Acquisition in an all-cash transaction, including net debt. The accompanying pro forma combined financial information presents the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of Olympic and CTI, after giving effect to the Acquisition adjustments described in these notes, and is intended to reflect the impact of the Acquisition on Olympic. Certain amounts in CTI’s historical financial statements have been reclassified to conform to Olympic’s presentation.

The allocation of the purchase price to the assets acquired and liabilities assumed in the pro forma financial information is based on management’s preliminary valuation estimates and are subject to revisions, which may be material.

Note 2. Purchase Price

The estimated total purchase price of the acquisition is $159.9, consisting of the $150.0 base purchase price, the $5.0 McNeeley Purchase Agreement payment, the closing cash payment of $2.8 and the working capital payment of $2.1. The determination of the excess of purchase price over the book values of the assets acquired and liabilities assumed as of March 31, 2011 is as follows:

Total estimated purchase price	$159.9
Less: book value of CTI assets acquired and liabilities assumed	$86.9

Excess of purchase price over net book value of net assets acquired	$73.0

For purposes of the pro forma information presented as of March 31, 2011, the preliminary estimated cash purchase price was estimated to be funded by $5.0 of cash and $154.9 of debt borrowed under our $335.0 Amended and Restated Loan and Security Agreement dated July 1, 2011 (the “Loan and Security Agreement”), consisting of $70.0 related to a new term loan component and $84.9 related to borrowings under our revolving credit facility component.

Note 3. Pro Forma Adjustments

The pro forma information includes the following pro forma adjustments to reflect (1) the effects of additional financing necessary to complete the Acquisition and (2) the allocation of the purchase price, including adjusting assets and liabilities to fair value, with related changes in revenues, costs and expenses.

Combined Balance Sheets Pro Forma Adjustments:

(a)	CTI Historical Presentation – Certain reclassifications have been made to CTI’s historical presentation in order to conform to Olympic’s historical presentation.

(b)	Goodwill, net – Under the acquisition method of accounting, the total estimated purchase price, as shown in the table above, is allocated to CTI’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair value as of March 31, 2011. The fair value of these assets and liabilities is preliminary and is subject to change pending additional information that may come to our knowledge in the future. The preliminary adjustments to the assets acquired and liabilities assumed are as follows:

Excess of purchase price over net book value of net assets acquired	$73.0
Adjustment to goodwill related to:
Assets held for sale	$(0.8)
Inventories	(14.6)
Property and equipment, net	(2.1)
Other intangible assets	(36.8)
Other long-term assets	0.1
Deferred tax liabilities	21.3

Total adjustments	$(32.9)

Total goodwill	$40.1

Pursuant to ASC 350, Intangibles – Goodwill and Other, goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the acquisition will be subject to an impairment test at least annually.

(c)	Inventories – Represents the pro forma adjustment to reflect CTI’s finished goods and work in process inventory at net realizable value which requires the use of estimated selling prices less the sum of (i) costs of disposal and (ii) a reasonable profit allowance for the selling effort. The work in process inventory also includes an estimate of costs to complete the manufacturing process and a reasonable profit allowance for that process.

(d)

Inventories – Represents the elimination of CTI’s historical LIFO inventory reserve. The acquired LIFO inventory is considered a new pool and the cost (fair value allocated in the purchase) of the inventory will be treated as the base inventory value. The historical statements of operations of CTI include

LIFO expense of $0.6 and $0.3 for the twelve months ended November 30, 2010 and the three months ended February 28, 2011, respectively.

(e)	Property and equipment, net – Represents the pro forma adjustment to reflect CTI’s property and equipment at fair value based on preliminary appraisal valuations.

(f)	Other intangibles – Represents the pro forma adjustment to record CTI’s currently identified other intangible assets, which consist of indefinite-lived tradenames of $23.5 and amortizable customer relationships of $13.3, at fair value. The estimated fair values are based on preliminary evaluation of discounted incremental cash flows.

(g)	Other long-term assets – Represents the pro forma adjustment to eliminate CTI’s deferred financing fees.

(h)	Assets held for sale – Represents the pro forma adjustment to reflect CTI’s assets held for sale at fair value less costs to sell based on purchase contracts executed after the Acquisition date.

(i)	Other accrued liabilities – Represents the pro forma adjustment of approximately $1.4 of acquisition related fees and expenses incurred by Olympic and CTI, which were expensed after March 31, 2011 and which have therefore been reflected as a reduction to Retained earnings. The adjustment also includes $2.3 of payments to be made to CTI employees, including transaction bonuses and change in control payments triggered as a result of the acquisition, which will be expensed after March 31, 2011 and which have therefore been reflected as a reduction to Retained earnings. These costs have not been tax effected for the purposes of this pro forma information as we are continuing to evaluate the deductibility of these expenses. In addition, these costs have not been considered in the pro forma combined income statement.

(j)	Credit facility revolver and Other long term debt – Represents the pro forma adjustment to reflect debt financing necessary to complete the acquisition. Olympic utilized $5.0 of its cash on hand with the remaining portion of the purchase price financed through our committed Loan and Security Agreement, consisting of a $70.0 term loan component and $84.9 revolver component. The adjustment also includes the estimated $4.1 of deferred financing fees expected to be incurred by Olympic in connection with the amended credit facility.

(k)

Deferred income taxes – Represents the estimated impact to deferred taxes on the allocation of purchase price to acquired assets and liabilities. The net current deferred tax liability represents the estimated impact on the allocation of purchase price to current assets and liabilities. The net non-current deferred tax liability represents the estimated impact on the allocation of purchase price to noncurrent assets and liabilities. These estimates are based on an estimated prospective statutory rate of approximately 39.3% and could change based on the applicable tax rates and finalization of the combined company’s tax position.

(l)	Shareholders’ equity – Represents pro forma adjustments to eliminate the historical shareholders’ equity of CTI.

Combined Statements of Operations Pro Forma Adjustments:

(a)	CTI Historical Presentation – Certain reclassifications have been made to CTI’s historical presentation in order to conform to Olympic’s historical presentation. These reclassifications had no impact on the historical income from operations reported by CTI.

(b)	Cost of materials sold – Represents the pro forma adjustment required to amortize the fair valuation of CTI’s inventory. This adjustment only impacts the twelve months ended December 31, 2010 as the acquired inventory has been estimated to be sold in 2010.

(c)	Administrative and general – Represents the pro forma adjustment required to reflect the net incremental amortization expense resulting from the fair valuation of CTI’s amortizable $13.3 customer relationships (see note (f) to the combined balance sheets pro forma adjustments). For purposes of the pro forma information, the estimated amortization expense was based on a preliminary straight-line amortization period of 15 years.

(d)	Administrative and general – Represents the pro forma adjustment required to reflect the impact of the new McNeeley employment agreement and Haigh transition agreement entered into by the two former majority employee shareholders of CTI. These agreements were entered into as part of the acquisition agreement and the contractual terms will have a continuing impact on the statement of operations.

(e)	Depreciation – Represents the pro forma adjustment required to reflect the net incremental depreciation expense resulting from the fair valuations of CTI’s property and equipment. The amount of this adjustment is based on preliminary estimates of the fair values and useful lives of the related assets.

(f)

Interest expense (income) and other expense on debt, net – Represents the pro forma adjustment to interest expense to reflect estimated interest to be paid on the additional financing incurred by Olympic to complete the acquisition (see note (j) to the combined balance sheets pro forma adjustments). The adjustment assumes that the incremental borrowings are as of January 1, 2010, the earliest unaudited pro forma combined statement of operations presented. The assumed variable rates of interest are approximately 3.0% on the new term loan component and approximately 2.7% on the amended revolver component and are based on the committed interest rate in effect as of July 1, 2011. The actual interest rate to be paid will be based on a variety of factors including prevailing LIBOR rates. A 1/8% increase or decrease in the assumed interest rate will not have a significant impact on the amount of interest expected to be paid.

(g)	Interest expense (income) and other expense on debt, net – Represents the pro forma adjustment required to reflect the net incremental deferred financing fee amortization over the five-year term of the Loan and Security Agreement.

(h)	Income tax provision – Represents the pro forma tax effect of the above adjustments determined based on an estimated prospective statutory tax rate of approximately 39.3%. The estimate could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(i)	Earnings per share and shares outstanding – The pro forma weighted average number of basic and diluted shares outstanding reflect Olympic’s weighted average number of basic and diluted shares of common stock outstanding for the year ended December 31, 2010 and the three months ended March 31, 2011, as applicable. As a result of the acquisition, CTI’s outstanding shares of common stock are wholly owned by Olympic and thus have not been included in the pro forma weighted average number of basic and diluted shares outstanding.

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